EXHIBIT 11


                        FRED MEYER, INC. AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER COMMON SHARE

                    (In thousands, except per share amounts)
                                   (Unaudited)




                                                        12 Weeks Ended                 40 Weeks Ended
                                                   -----------------------        -----------------------
                                                   Nov. 8,         Nov. 9,        Nov. 8,         Nov. 9,
                                                     1997            1996           1997            1996
                                                   ------          ------         ------          ------
Weighted average number of
  shares outstanding............................   78,517          50,770        60,805            52,628

Weighted average number of
  shares under option...........................   10,471           8,838         7,173             8,160

Shares assumed to have been
  purchased under the
  treasury stock method.........................   (5,652)         (4,222)       (3,861)           (4,118)
                                                 --------         -------      --------           -------

Weighted average number of
  common and common equivalent
  shares outstanding............................   83,336          55,386        64,117            56,670
                                                 ========         =======      ========           =======

Net income (loss) .............................. $(72,933)        $ 6,292      $(40,554)          $30,909
                                                 ========         =======      ========           =======

Earnings (loss) per common share................ $   (.88)        $   .11      $   (.63)          $   .55
                                                 ========         =======      ========           =======